Exhibit 5



                                   October 27, 2000

Allegheny Energy, Inc.,
10435 Downsville Pike
Hagerstown, MD 21740-1766

Ladies and Gentlemen:

          We refer to the registration under the Securities Act of 1933 (the "Act") of 5,000,000 shares (the "Securities") of Common Stock, par value $1.25 per share, of Allegheny Energy, Inc., a Maryland corporation (the "Company"), and 5,000,000 related stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement, dated as of March 2, 2000 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "Rights Agent"). We understand that the Securities will be sold by the Company pursuant to a Dividend Reinvestment and Stock Purchase Plan described in such Form S-3 (the "Plan"); that the sale of the Securities will be duly authorized by the Board of Directors of the Company; that the Securities will be purchased in the open market and duly sold and delivered in accordance with the terms of the Plan; and that all other necessary corporate action by the Board of Directors and officers of the Company in connection with the proposed sale of the securities pursuant to the Plan by the Company has been or will be taken prior thereto.

          We as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

          (1) When the registration statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act, and the Securities have been duly sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

          (2) Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

          In connection with our opinion set forth in paragraph (2) above, we note that the questions whether the Board of Directors of the Company might be required to redeem the Rights at some future time, or to determine that the Rights should only be exchangeable without cash payment, will depend upon the facts and circumstances existing at that time and, accordingly, are beyond the scope of such opinion.

          The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              /S/  SULLIVAN & CROMWELL